Exhibit 99.1

News Release	JBT Corporation
70 W. Madison Suite 4400 Chicago, IL 60602

For Release: Immediate

Investors:	Debarshi Sengupta	+1 312 861 6933
Media:	Jeff Miller	+1 312 861 6461

JBT Corporation Reports Fourth Quarter and Full Year 2013 Results

Fourth Quarter 2013 Highlights:

o	Revenue of $288 million and operating income of $20 million

o	Diluted earnings per share from continuing operations of $0.46

o	Adjusted diluted earnings per share from continuing operations of $0.54

Full Year 2013 Highlights:

o	Revenue of $934 million and operating income of $53 million

o	Diluted earnings per share from continuing operations of $1.15

o	Adjusted diluted earnings per share from continuing operations of $1.26

CHICAGO, March 4, 2014—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported fourth quarter and full year 2013 results.

Fourth quarter diluted earnings per share from continuing operations was $0.46, compared to a record high $0.64 in the fourth quarter of 2012. Revenue for the fourth quarter was $288 million, a decrease of 2 percent from the prior-year record quarter. Higher revenue from aftermarket parts and services across both FoodTech and AeroTech was more than offset by lower equipment sales in AeroTech. A combination of $2.2 million in lower segment operating profit, and $6.4 million in higher corporate and restructuring expenses, resulted in consolidated operating income of $20.2 million. The increases in corporate and restructuring expenses were driven by $4.1 million of costs related to management succession and actions taken by the new management. Excluding these costs, adjusted diluted earnings per share from continuing operations was $0.54.

Fourth quarter inbound orders of $298.3 million and backlog of $376.5 million increased 29 percent and 33 percent, respectively, over the same period last year. The Company expects over 80 percent of the consolidated year-end backlog to convert to revenue in fiscal year 2014, weighted beyond the first quarter.

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Full year 2013 diluted earnings per share from continuing operations was $1.15 compared to $1.26 in 2012. Full year 2013 revenue of $934.2 million increased 2 percent year-over-year. Revenue growth from FoodTech equipment and aftermarket parts and services across both segments was primarily offset by lower AeroTech ground support equipment and airport services revenue. Regionally, the Company achieved strong sales in emerging markets, particularly in the Middle East, China, and Latin America. For the year, segment operating profit increased by $3.6 million, or 4 percent from 2012, but was reduced by $11.3 million of higher corporate and restructuring expenses. As a result, consolidated operating income of $53.2 million was $7.7 million lower than prior year. Excluding $5.3 million of costs related to management succession and actions taken, diluted earnings per share from continuing operations was flat at $1.26.

“We ended the year with mixed results. FoodTech achieved record performance, while AeroTech was down. We are particularly encouraged by the overall growth experienced in emerging markets and aftermarket expansion across JBT,” said Tom Giacomini, President and Chief Executive Officer. “Our business is healthy and we expect to drive moderate revenue growth in the year. We also have taken several steps for long-term value creation beyond 2014, including operational excellence initiatives and restructuring actions. While associated costs are expected to impact 2014 earnings, we are confident the actions will drive significant future earnings growth,” concluded Giacomini.

The Company is currently finalizing restructuring plans, with associated charges expected to be in the range of $10 million to $14 million to be incurred in the first quarter of 2014. The restructuring is projected to deliver between $9 million and $12 million of annualized run rate savings.

JBT FoodTech

JBT FoodTech’s record fourth quarter revenue of $187.8 million increased slightly over the fourth quarter 2012. Strong sales of fruit and juice equipment was offset by lower freezing equipment sales. Segment operating profit of $21.5 million decreased 10 percent from the same period in 2012, driven primarily by higher execution costs in Europe and, to a lesser degree, the impact of a smaller citrus crop. Inbound orders in the fourth quarter of $178.1 million increased 9 percent from the same period last year. Strong order activity for freezing and protein processing equipment, particularly in Asia, drove the increase in inbound orders. Backlog of $213.7 million increased 26 percent over the fourth quarter of 2012.

Numerous opportunities have been identified to accelerate the application of automated systems technologies within the food processing industry. Therefore, the Company’s automated systems business, previously reported within the JBT AeroTech segment, is now included within JBT FoodTech. Historical segment results have been adjusted to reflect this change.

JBT AeroTech

JBT AeroTech’s fourth quarter revenue of $100.8 million decreased 5 percent from the prior-year quarter. Strong sales of gate equipment were offset by significantly lower sales of ground support equipment. Despite the overall lower volume, segment operating profit was essentially flat due to improved sales mix and lower operating costs. Several large gate equipment orders drove inbound orders in the fourth quarter to $120.7 million, an increase of 76 percent from the prior-year quarter. Backlog of $162.8 million was ahead 43 percent year over year. Approximately 70 percent of the year-end AeroTech backlog is expected to convert to revenue in fiscal year 2014.

Corporate Items

For the full year, corporate and restructuring expenses increased by $11.3 million driven primarily by $5.3 million in costs related to management succession and actions taken, $3.0 million in unfavorable comparison of foreign currency transactions and $1.7 million in higher self-insured healthcare costs. For 2014, corporate expense, excluding management succession and consulting costs, is expected to be in the range of $26 to $28 million.

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Income tax expense for 2013 reflected an income tax rate of 29 percent compared to 31 percent in 2012. The lower rate reflects $2.1 million of additional research and development credits. The Company expects its 2014 tax rate to be in a range of 31 to 33 percent.

The Company generated solid full year cash flow from continuing operating activities of $63.1 million. Full year capital expenditures totaled $29.2 million, inclusive of $7 million related to progress on replacing the Company’s Lakeland, Florida manufacturing facility.

2014 Outlook

For the first quarter, the Company expects revenue to increase by about 10 percent over the first quarter of 2013. Due to an unfavorable sales mix and higher corporate expense in the quarter, diluted earnings per share from continuing operations is expected to be slightly above breakeven, compared to $0.14 in the first quarter of 2013. This estimate excludes restructuring charges the Company plans to incur in the first quarter.

For the full year, the Company anticipates a revenue growth in the mid-single digit range. The Company expects total segment operating margin in 2014 to remain flat relative to 2013, excluding benefits from operational excellence and restructuring initiatives. While these initiatives will impact 2014 earnings, the actions are expected to drive future margin expansion and significant earnings growth.

Fourth Quarter and Full Year 2013 Earnings Conference Call

A conference call is scheduled for 10:00 a.m. EST on Wednesday, March 5, 2014 to discuss the fourth quarter results. Participants may access the conference call by dialing (866) 625-2980 or (706) 679-5175 and using conference ID 17034499, or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 p.m. EST on March 5, 2014.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 3,300 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2012 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

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JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenue	$288.1	$292.9	$934.2	$917.3
Cost of sales	218.8	218.2	701.3	686.5

Gross profit	69.3	74.7	232.9	230.8

Selling, general and administrative expense	43.7	42.0	164.3	156.6
Research and development expense	3.4	3.8	14.0	14.3
Restructuring expense	1.6	0.4	1.6	0.1
Other expense (income), net	0.4	(0.3)	(0.2)	(1.1)

Operating income	20.2	28.8	53.2	60.9

Net interest expense	1.2	1.7	5.4	6.9
Income from continuing operations before income taxes	19.0	27.1	47.8	54.0
Provision for income taxes	5.3	8.1	13.8	16.9
Income from continuing operations	13.7	19.0	34.0	37.1
Loss from discontinued operations, net of taxes	0.1	0.5	0.9	0.9
Net income	$13.6	$18.5	$33.1	$36.2

Basic earnings per share:
Income from continuing operations	$0.47	$0.65	$1.16	$1.27
Loss from discontinued operations	-	(0.01)	(0.03)	(0.03)
Net income	$0.47	$0.64	$1.13	$1.24

Diluted earnings per share:
Income from continuing operations	$0.46	$0.64	$1.15	$1.26
Loss from discontinued operations	-	(0.01)	(0.04)	(0.03)
Net income	$0.46	$0.63	$1.11	$1.23

Weighted average shares outstanding
Basic	29.3	29.1	29.2	29.1
Diluted	29.8	29.6	29.7	29.5

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue

JBT FoodTech	$187.8	$185.9	$611.0	$589.1
JBT AeroTech	100.8	106.2	323.4	325.4
Other revenue (1) and intercompany eliminations	(0.5)	0.8	(0.2)	2.8
Total revenue	$288.1	$292.9	$934.2	$917.3

Income before income taxes

Segment operating profit
JBT FoodTech	$21.5	$24.0	$64.5	$58.8
JBT AeroTech	12.8	12.5	26.6	28.7
Total segment operating profit	34.3	36.5	91.1	87.5

Corporate items
Corporate expense (2)	(12.5)	(7.3)	(36.3)	(26.5)
Restructuring expense	(1.6)	(0.4)	(1.6)	(0.1)
Net interest expense	(1.2)	(1.7)	(5.4)	(6.9)
Total corporate items	(15.3)	(9.4)	(43.3)	(33.5)

Income from continuing operations before income taxes	$19.0	$27.1	$47.8	$54.0

(1) Other revenue is comprised of certain gains and losses related to foreign exchange exposure.

(2) Corporate expense generally includes corporate staff costs, stock-based compensation, pension and other postretirement benefit expenses not related to service, LIFO adjustments, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Inbound Orders

JBT FoodTech	$178.1	$162.8	$655.3	$630.1
JBT AeroTech	120.7	68.5	372.5	339.0
Other and intercompany eliminations	(0.5)	0.8	(0.2)	2.8

Total inbound orders	$298.3	$232.1	$1,027.6	$971.9

	December 31,
	2013	2012
Order Backlog

JBT FoodTech	$213.7	$169.4
JBT AeroTech	162.8	113.7

Total order backlog	$376.5	$283.1

JBT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and In millions)

	December 31,	December 31,
	2013	2012

Cash and cash equivalents	$29.4	$99.0
Trade receivables, net	186.4	188.4
Inventories	117.6	109.2
Other current assets	63.2	54.5
Total current assets	396.6	451.1

Property, plant and equipment, net	132.7	126.2
Other assets	91.9	100.7
Total assets	$621.2	$678.0

Short term debt and current portion of long-term debt	$6.3	$2.0
Accounts payable, trade and other	88.1	88.7
Advance payments and progress billings	88.3	74.3
Other current liabilities	94.9	85.8
Total current liabilities	277.6	250.8

Long-term debt, less current portion	94.1	189.1
Accrued pension and other postretirement benefits, less current portion	52.5	104.6
Other liabilities	42.6	27.9

Common stock and paid-in capital	68.0	63.1
Retained earnings	146.5	123.5
Accumulated other comprehensive loss	(60.1)	(81.0)
Total stockholders' equity	154.4	105.6
Total liabilities and stockholders' equity	$621.2	$678.0

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Twelve Months Ended
	December 31,
	2013	2012

Cash Flows From Operating Activities:
Income from continuing operations	$34.0	$37.1

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	25.0	23.6
Other	10.4	15.4

Changes in operating assets and liabilities:
Trade accounts receivable, net	0.8	2.3
Inventories	(9.6)	14.6
Accounts payable, trade and other	(1.9)	5.2
Advance payments and progress billings	14.1	15.8
Other - assets and liabilities, net	(9.7)	(27.4)

Cash provided by continuing operating activities	63.1	86.6

Cash required by discontinued operating activities	(1.1)	(0.6)

Cash Flows From Investing Activities:
Acquisitions	-	(10.0)
Capital expenditures	(29.2)	(24.7)
Other	1.1	2.1

Cash required by continuing investing activities	(28.1)	(32.6)

Cash Flows From Financing Activities:
Net (payments) proceeds on credit facilities	(89.5)	51.2
Dividends paid	(10.1)	(8.5)
Purchase of stock held in treasury	(0.2)	(3.6)
Other	(1.8)	(3.0)

Cash (required) provided by financing activities	(101.6)	36.1

Effect of foreign exchange rate changes on cash and cash equivalents	(1.9)	0.5

(Decrease) increase in cash and cash equivalents	(69.6)	90.0

Cash and cash equivalents, beginning of period	99.0	9.0

Cash and cash equivalents, end of period	$29.4	$99.0